Exhibit 4.2

Share Certificate

of

XIAO-I CORPORATION

小i集团

(the “Company”)

An Exempted Company incorporated in the Cayman Islands

Authorised capital of the Company is USD50,000.00 divided into 1,000,000,000 shares of USD0.00005 each

This is to certify that the undermentioned person is the registered holder of the shares specified hereunderin the Company, subject to the Memorandum and Articles of Association of the Company.

Name & Address of the Shareholder:		【名称】 【地址】

Certificate No.:	***【数字】***	No.of Shares:	-【数量】-	Consideration Paid:	USD【金额】

Date of Issue: 【日期】	Given under the common seal of the Company on the date stated herein.

Director/Officer

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE